UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Walgreen Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Wilmot Road
Deerfield, Illinois 60015

November 22, 2004

Dear Walgreens Shareholder:

You are cordially invited to our Annual Shareholders’ Meeting on Wednesday, January 12, 2005, at 2:00 p.m., Central Standard Time. The meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. A trolley service will run from the Navy Pier parking garages to Entrance 2, Lobby 3. Five-dollar parking passes will be available at the registration desk.

We hope you will join us to celebrate a major milestone—our 30th consecutive year of record results—and to hear our plans for continued success. During fiscal year 2005, our goal is to open approximately 450 stores, add more than 9,000 new jobs and invest approximately $1.5 billion in new stores, technology improvements and a new distribution center scheduled to open in 2007. We are also aggressively pursuing growth in our managed care division businesses, including mail service prescriptions, home care, specialty pharmacy and our Walgreens Health Initiatives PBM (pharmacy benefits manager).

Please join us January 12. We will offer both a sign language interpreter and closed captioning for the entire meeting, including questions and answers.

Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you’re unable to attend the meeting in person, please go online to Walgreens.com at 2 p.m. that day to hear a live broadcast. A video broadcast will be available on our site beginning Friday, January 21.

Thank you for the loyalty you show Walgreens, both as a shareholder and—we hope!—a customer. Our best wishes for a happy holiday season.

Sincerely,

DAVID W. BERNAUER Chairman and CEO	JEFFREY A. REIN President and COO

200 Wilmot Road
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, January 12, 2005

TO THE SHAREHOLDERS OF WALGREEN CO.:

The Annual Meeting of Shareholders of WALGREEN CO., an Illinois corporation, will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 12, 2005, at 2:00 p.m. Central Standard Time. The Annual Meeting is for the following purposes:

(1)	To elect ten directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm;

(3)	To vote on a shareholder proposal; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on November 15, 2004, are entitled to vote at the meeting.

Shareholders are cordially invited to attend the Annual Meeting. If attending, you should bring the admission ticket attached to the enclosed proxy card and at least one form of photo identification. You may vote your shares by telephone, via the internet or by mail by following the instructions on your proxy card. If you vote by telephone or via the internet, you should not return your proxy card. If you choose to vote by mail, please sign, date and return the proxy card in the envelope provided. The proxy may be revoked at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary or by submitting another timely proxy by telephone, internet or mail. If you are present at the meeting, you may vote your shares in person and the proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

For further information concerning individuals nominated as directors, the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm, the shareholder proposal and the use of the proxy, you are respectfully urged to read the proxy statement on the following pages.

The Company’s Annual Report to shareholders for fiscal year 2004 is enclosed with this proxy statement.

By order of the Board of Directors.

JULIAN A. OETTINGER
Secretary

November 22, 2004

200 Wilmot Road
Deerfield, Illinois 60015

November 22, 2004

PROXY STATEMENT

This proxy statement is being sent beginning November 22, 2004 in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of Walgreen Co. to be held on January 12, 2005, and further, to inform the shareholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, internet or mail. The items enumerated herein constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting. Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Only shareholders of record at the close of business on November 15, 2004 are entitled to notice of, and to vote at, the meeting. As of the close of business on November 15, 2004, the Company had 1,021,978,871 shares of common stock outstanding. Your vote is confidential and will not be disclosed to the Company unless required by law or requested by you. A majority of outstanding shares entitled to vote on a matter as of November 15, 2004, represented in person or by proxy at the meeting, constitutes a quorum. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining whether a quorum exists.

The expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may also be made in some cases by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company’s proxy material and Annual Report to beneficial owners of stock held in their names, and the Company may reimburse them for reasonable out-of-pocket expenses incurred in so doing.

Election of Directors

There are ten nominees for election to the Board of Directors. In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the ten nominees. Alternatively, shareholders may cumulate their votes and give ten votes to one nominee for each share owned, or they may distribute their votes on the same principle among as many nominees as they choose. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting and entitled to vote. Withheld votes have the effect of votes against the election of directors, since there are fewer votes for election. Broker non-votes will not affect the outcome of the vote.

Proxy votes will be cast for the election of the nominees named below to hold office for one year or until their successors are elected and qualified. Should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person as they shall designate.

The following table sets forth the names, ages, principal occupations and other information respecting the director nominees:

Names and ages of director nominees, their principal occupations and other information	Period of service as director began in
David W. Bernauer, 60—Chairman of the Board (since January 2003) and Chief Executive Officer (since January 2002). Mr. Bernauer was Chief Operating Officer and President from January 1999 to January 2003, Senior Vice President from July 1996 to January 1999, and Chief Information Officer from February 1995 to January 1999. Mr. Bernauer is also a director of Office Depot, Inc.	1999

William C. Foote, 53—Chairman of the Board, Chief Executive Officer and President of USG Corporation. Mr. Foote is also a director of USG Corporation. In June 2001, USG Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code.	1997

James J. Howard, 69—Chairman Emeritus of Xcel Energy Inc. (since August 2001). Mr. Howard was Chairman of the Board of Xcel Energy Inc. from August 2000 to August 2001. Mr. Howard was Chairman and Chief Executive Officer of Northern States Power Company from 1988 to August 2000, and President from 1994 to August 2000. Mr. Howard is also a director of Honeywell International Inc. and Ecolab, Inc.	1986

Alan G. McNally, 59—Chairman of the Board of Harris Financial Corporation (formerly Bankmont Financial Corporation), and Senior Advisor to TeleTech North America. Mr. McNally was Chairman of the Board of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from April 1995 until January 2004. Mr. McNally was Chief Executive Officer of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from September 1993 to September 2002, and Bankmont Financial Corporation from April 1998 to September 2002, and Vice Chair of Bank of Montreal from 1990 to September 2002.	1999

Cordell Reed, 66—Former Senior Vice President of Commonwealth Edison Co. Mr. Reed is also a director of LaSalle Bank N.A., Standard Federal Bank N.A., Underwriters Laboratories Inc. and Washington Group International, Inc.	1994

Names and ages of director nominees, their principal occupations and other information	Period of service as director began in
Jeffrey A. Rein, 52—President and Chief Operating Officer (since January 2003). Mr. Rein was Executive Vice President of Marketing from February 2001 to January 2003, Vice President from July 1999 to February 2001 and Treasurer from March 1996 to February 2000.	2003
David Y. Schwartz, 63—Independent business advisor and consultant. Former Partner at Arthur Andersen LLP. Mr. Schwartz is also a director of Foot Locker, Inc. and TruServ Corporation.	2000

John B. Schwemm, 70—Former Chairman and Chief Executive Officer of R.R. Donnelley & Sons Company. Mr. Schwemm is also a director of USG Corporation and William Blair Mutual Funds, Inc.	1985

Marilou M. von Ferstel, 66—Former Executive Vice President and General Manager of Ogilvy Adams & Rinehart.	1987

Charles R. Walgreen III, 69—Chairman Emeritus of Walgreen Co. (since July 1999), Chairman of the Board (until July 1999) and Chief Executive Officer (until January 1998).	1963

Information Concerning Corporate Governance, the Board of Directors and its Committees

The Board of Directors met six times and there were sixteen meetings of Board Committees during the 2004 fiscal year. Each director attended all of the meetings of the Board of Directors and the Board Committees on which he or she served. The Company’s Corporate Governance Guidelines state that directors are expected to attend the annual meeting of shareholders and all meetings of the Board and the Committees of which they are a member, unless prevented by unavoidable circumstances. All ten directors attended the Company’s annual meeting on January 14, 2004.

The Board believes that, as a matter of policy, at least two-thirds of the Company’s Board members should be independent directors. Accordingly, the Board conducts an annual review as to whether each of its directors qualifies as independent. The Board has adopted categorical independence standards to guide it in this process, which are set forth as Appendix A to this proxy statement. Based on its most recent annual review, the Board of Directors has affirmatively determined that Mr. Foote, Mr. Howard, Mr. McNally, Mr. Reed, Mr. Schwartz, Mr. Schwemm and Ms. von Ferstel have no material relationship with the Company other than as a director and are independent as defined in the listing standards of the New York Stock Exchange, the Nasdaq Stock Market and the Chicago Stock Exchange, as well as the Company’s independence standards.

The independent members of the Board of Directors meet in regularly scheduled executive sessions in conjunction with each quarterly board meeting. In January, the executive session agenda includes CEO performance, and the presiding director is the Chairman of the Compensation Committee. In October, the executive session agenda includes Board performance, and the presiding director is the Chairman of the Nominating and Governance Committee. For all other executive sessions, the presiding director is rotated based on alphabetical order of the directors’ last name.

The Board has adopted a charter for each of its Committees, as well as Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted an Ethics Policy Statement that applies to all of the Company’s employees, officers and directors. These materials can all be found on the Company’s website at investor.walgreens.com, and may be obtained by written request to Walgreen Co., c/o Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. Waivers, if any, of the Company’s Ethics Policy Statement for directors and executive officers would be promptly disclosed to shareholders.

Compensation of Directors

Full-time employees of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. During fiscal year 2004, directors who were not employees received a quarterly retainer of $8,750 for Board service, a fee of $1,200 for each Board of Directors and Board Committee meeting attended, and reimbursement for expenses incurred in connection with such meetings.

Effective November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan. The Plan was amended and restated effective January 14, 2004. Each nonemployee director receives an equity grant of shares each fiscal year on November 1. The number of shares granted is determined by dividing $80,000 by the price of a share of common stock on November 1 of the relevant fiscal year. In fiscal 2004, each nonemployee director received a grant of 2,298 shares. During the term of the Plan, each nonemployee director will also receive fifty percent of his or her quarterly retainer in the form of shares, which the director may elect to receive in the form of deferred stock units. In addition, a nonemployee director may elect to receive all or a portion of the cash component of his or her quarterly retainer and meeting fees in the form of deferred stock units or to have such amounts placed in a deferred cash compensation account.

The Walgreen Co. Nonemployee Director Stock Plan is a replacement for certain compensation arrangements for nonemployee directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. That Plan will continue to apply in the future only with respect to compensation earned by nonemployee directors for periods of service prior to November 1, 1996. Under the terms of the Walgreen Co. Retirement Plan for Outside Directors, the annual benefits payable to a nonemployee director for the shorter of (i) the number of years the director served as a non-employee member of the Board, or (ii) ten years, were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the director’s final annual retainer for each year of service as a nonemployee director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the nonemployee director on the date of his or her retirement from the Board of Directors.

Messrs. Howard and Schwemm and Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted a Director to defer a portion of his or her retainer fees. During fiscal 2004, payments were made to Directors under such plans as follows: Mr. Howard, $54,788; Mr. Schwemm, $40,829; and Ms. von Ferstel, $55,300.

Committees

The Board of Directors had standing Audit, Compensation, Finance, and Nominating and Governance Committees during fiscal 2004, each of which is described below. The Board of Directors has determined that each member of the Audit, Compensation, and Nominating and Governance Committees is independent as defined in the Company’s independence standards and in the listing standards of the New York Stock Exchange, the Nasdaq Stock Market and the Chicago Stock Exchange, on which the Company’s common stock is listed.

The Audit Committee met five times during the fiscal year. The Committee is composed of John B. Schwemm, Chairman, William C. Foote, David Y. Schwartz and Marilou M. von Ferstel. Each member of the Committee meets the current financial literacy requirements of the New York Stock Exchange, the Nasdaq Stock Market and the Chicago Stock Exchange. The Committee’s responsibilities as set forth in its charter include evaluation of significant matters relating to the financial reporting process and system of internal accounting controls of the Company, as well as review of the scope and results of the annual audits conducted by the independent registered public accounting firm. The Board of Directors has determined that David Y. Schwartz meets the Securities and Exchange Commission’s definition of audit committee financial expert.

The Compensation Committee met four times during the fiscal year. The Committee is composed of Cordell Reed, Chairman, James J. Howard and John B. Schwemm. The Committee determines the various elements of executive compensation and oversees the executive succession planning process. The Committee maintains authority and responsibility for the administration of various executive compensation programs, including the Company’s Executive Stock Option Plan, Restricted Performance Share Plan, Management Incentive Plan and certain executive deferred compensation plans. The Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board of Directors.

The Finance Committee met four times during the fiscal year. The Committee is composed of David Y. Schwartz, Chairman, Alan G. McNally, Cordell Reed and Charles R. Walgreen III. The Committee reviews the financial requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters.

The Nominating and Governance Committee met three times during the fiscal year. The Committee is composed of William C. Foote, Chairman, James J. Howard, Alan G. McNally, John B. Schwemm and Marilou M. von Ferstel. The Committee considers matters related to corporate governance, makes recommendations to the Board of Directors regarding various elements of director compensation, develops general criteria regarding the qualifications and selection of board members and recommends candidates for election to the Board of Directors.

When recommending to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders, the Nominating and Governance Committee reviews the qualifications and backgrounds of nominees for director, as well as the overall composition of the Board. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third party firm engaged to recommend directors. The Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board nominee.

Nominations of persons for election to the Board of Directors of the Company may be made by the Board of Directors or shareholders of the Company. If a shareholder would like to recommend a person for the Nominating and Governance Committee to consider as a nominee for election to the Board of Directors, he or she may submit the recommendation to the Secretary of the Company in compliance with the procedures for shareholder nominations described in the Company’s By-Laws. If a submission is properly made under the Company’s By-Laws, the Nominating and Governance Committee will apply the same standards to the evaluation of a shareholder nominee as it applies to nominees submitted from other sources. A shareholder who wishes to recommend a prospective nominee for consideration by the Nominating and Governance Committee should notify the Secretary of the Company in writing on or after September 14, 2005 and not later than October 14, 2005. The notice should be directed to Walgreen Co., Attention: Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. The notice should contain (i) the name and address, as they appear in the Company’s books, of the shareholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the shareholder, (iii) a statement that the candidate is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the Securities and Exchange Commission would require to be included in a proxy statement.

If a shareholder would like to nominate an individual in person at the 2006 annual meeting, he or she must provide the notice and comply with the procedures discussed above for nominees.

The Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the board, to the Company and its shareholders. Desired qualities to be considered include:

Experience:

•	high-level leadership experience in business or administrative activities and significant accomplishment;

•	breadth of knowledge about issues affecting the Company; and

•	proven ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare;

•	willingness to apply sound and independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and the corporate image;

•	no present conflict of interest;

•	time available for meetings and consultation on Company matters;

•	enthusiastic about the prospect of serving;

•	willingness to assume broad fiduciary responsibility; and

•	willingness to become a Company shareholder.

The Board of Directors has adopted the following procedure for shareholders to communicate with members of the Board of Directors and for all interested parties to communicate with the non-management directors as a group. All such communications should be sent by regular mail c/o Corporate Secretary, Walgreen Co., 200 Wilmot Road, Deerfield, Illinois 60015. The Corporate Secretary or his or her designee will collect and organize all such communications, discarding any that are solicitations or are irrelevant to the Board’s responsibilities. The remaining communications will be forwarded to the appropriate member or group of members of the Board, who shall determine how such communications should be addressed.

Securities Ownership of Certain Beneficial Owners and Management

The following tabulation sets forth information as of November 15, 2004 concerning the ownership of common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, by each Director, by each of the executive officers named in the Summary Compensation Table included in this proxy statement, and by all current Directors and executive officers as a group. Except as otherwise noted, the individual named possessed sole voting and investment power over such shares.

Name of Individual	Amount of Shares Beneficially Owned		Percent of Class
Capital Research and Management Company 333 Hope Street Los Angeles, CA 90071	80,524,000	(1)	7.879%
David W. Bernauer	435,077	(2) (3) (4)	*
William C. Foote	20,752	(5)	*
James J. Howard	45,708	(5)	*
Jerome B. Karlin	250,623	(2) (4)	*
Alan G. McNally	19,370	(5)	*
Julian A. Oettinger	136,240	(2) (4) (6)	*
Roger L. Polark	223,596	(2) (4) (7)	*
Cordell Reed	27,093	(5)	*
Jeffrey A. Rein	15,550	(2) (4) (8)	*
David Y. Schwartz	12,636	(5) (9)	*
John B. Schwemm	55,241	(10)	*
William A. Shiel	192,302	(2) (4) (11)	*
Marilou M. von Ferstel	20,118	(5)	*
Charles R. Walgreen III	3,487,537	(12)	*
All current directors and executive officers as a group (28 individuals)	6,623,991	(2) (4) (5) (13) (14)	0.648%

*	Each individual owns less than 1% of the Company’s common stock.

(1)	According to a Schedule 13F filed by the beneficial owner on August 13, 2004, Capital Research and Management Company is deemed to be the beneficial owner of 80,524,000 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company claims sole dispositive power over such shares.

(2)	Includes shares granted pursuant to the Walgreen Restricted Performance Share Plan as follows: Mr. Bernauer, 28,683 shares; Mr. Rein, 11,920 shares; Mr. Karlin, 9,965 shares; Mr. Polark 4,102 shares; Mr. Shiel, 7,443 shares; Mr. Oettinger, 6,729 shares; all current Directors and executive officers as a group, 118,656 shares.

(3)	Does not include 40,000 shares owned by Mr. Bernauer’s wife. Mr. Bernauer disclaims any beneficial interest in these shares.

(4)	Includes shares of stock that may be acquired within 60 days after November 15, 2004, by exercise of stock options as follows: Mr. Bernauer, 506,197 shares; Mr. Rein, 100,944 shares; Mr. Karlin, 164,141 shares; Mr. Polark, 142,031 shares; Mr. Shiel, 150,011 shares; Mr. Oettinger, 124,572 shares; all current directors and executive officers as a group, 1,781,384 shares.

(5)	Does not include deferred stock units granted pursuant to the Walgreen Co. Nonemployee Director Stock Plan as follows: Mr. Foote, 11,401 units; Mr. Howard, 11,660 units; Mr. McNally, 7,457 units; Mr. Reed, 3,426 units; Mr. Schwartz, 4,635 units; Ms. von Ferstel, 3,426 units; all current directors and executive officers as a group, 42,005 units.

(6)	Does not include 164,415 shares owned by Mr. Oettinger’s wife. Mr. Oettinger disclaims any beneficial interest in these shares.

(7)	Does not include 14,549 shares owned by Mr. Polark’s wife. Mr. Polark disclaims any beneficial interest in these shares.

(8)	Does not include 16 shares owned by Mr. Rein’s wife and 1,900 shares for which Mr. Rein is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Rein disclaims any beneficial interest in these shares.

(9)	Does not include 3,090 shares owned by Mr. Schwartz’ wife. Mr. Schwartz disclaims any beneficial interest in these shares.

(10)	Does not include 4,800 shares owned by Mr. Schwemm’s wife. Mr. Schwemm disclaims any beneficial interest in these shares.

(11)	Does not include 15,744 shares owned by Mr. Shiel’s wife and 9,270 shares for which Mr. Shiel is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Shiel disclaims any beneficial interest in these shares.

(12)	Does not include 66,536 shares held in trust for the benefit of Mr. Walgreen III’s wife, and 64,756 shares owned by other family members. Mr. Walgreen III disclaims any beneficial interest in these shares.

(13)	Does not include 4,955,718 shares held by family members of executive officers or owned by trusts for which executive officers serve as trustees, the beneficial ownership of which has been disclaimed by such officers.

(14)	Mr. Polark retired as Chief Financial Officer of the Company on January 14, 2004. As Mr. Polark is no longer an executive officer of the Company, his share ownership is not included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 2004, except that (i) David W. Bernauer did not timely report a sale of Company stock in November 2003, (ii) due to an administrative error on the part of the Company, J. Randolph Lewis did not timely report the receipt of an executive stock option in March 1996, and (iii) Mr. Schwartz did not timely report his wife’s acquisition of 2,000 shares in December 2002. Mr. Bernauer, Mr. Lewis and Mr. Schwartz reported these transactions to the SEC on November 17, 2003, February 18, 2004, and October 15, 2004, respectively.

Executive Compensation
Summary Compensation Table

The following table summarizes the compensation of the Company’s Chief Executive Officer, and the five other most highly compensated executive officers for the last three fiscal years. These individuals may be referred to in this proxy statement as the “named executive officers.”

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)(2)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($)(3)
David W. Bernauer	2004	1,073,344	640,484	47,077	530,402	170,954	0	783,272
Chairman of the Board and	2003	894,667	543,687	9,906	379,679	392,963	0	589,779
Chief Executive Officer	2002	763,000	490,323	8,858	213,039	292,045	0	359,988

Jeffrey A. Rein	2004	632,010	362,846	15,603	253,916	81,056	0	354,363
President and	2003	484,667	287,958	5,701	121,660	53,391	0	199,981
Chief Operating Officer	2002	368,000	228,556	5,079	83,264	26,899	0	134,858

Jerome B. Karlin	2004	478,346	266,177	6,865	171,155	47,605	0	295,441
Executive Vice President	2003	426,333	251,574	9,247	123,189	40,589	0	235,912
	2002	392,583	244,848	5,725	102,226	33,013	0	198,605

Roger L. Polark	2004	396,838	217,935	11,112	133,602	37,304	0	231,686
Senior Vice President and	2003	377,502	232,030	51,067	100,289	32,374	0	198,548
Chief Financial Officer (4)	2002	347,573	226,568	36,693	82,921	25,109	0	167,613

William A. Shiel	2004	377,526	202,752	64,964	123,408	33,435	0	209,949
Senior Vice President	2003	351,333	204,794	20,482	93,339	30,129	0	183,196
	2002	338,167	208,786	14,954	80,757	24,454	0	164,816

Julian A. Oettinger	2004	363,677	194,040	33,800	114,190	30,856	0	221,425
Senior Vice President,	2003	326,667	189,409	22,997	82,914	26,762	0	179,988
General Counsel and Secretary	2002	305,000	186,806	24,405	70,898	21,470	0	159,894

(1)	Includes amounts earned in fiscal year, whether or not deferred.

(2)	All restricted shares reflected in this column were granted as a result of the attainment of performance goals under the Restricted Performance Share Plan (a description of the Plan and the performance measures is provided in the Compensation Committee Report on Executive Compensation). Fifty percent of the award earned in 2004 is payable in cash (reflected in the All Other Compensation column), and the remaining fifty percent is payable in restricted shares. Both the cash and stock awards vest in equal amounts over a four-year period. The total number of restricted shares and their aggregate market value at August 31, 2004 was: Mr. Bernauer, 28,683 shares valued at $1,045,495; Mr. Rein, 11,920 shares valued at $434,484; Mr. Karlin, 9,965 shares valued at $363,224; Mr. Polark, 4,102 shares valued at $149,518; Mr. Shiel, 7,443 shares valued at $271,297; and Mr. Oettinger, 6,729 shares valued at $245,272. The aggregate market value is based on the fair market value of common stock as of August 31, 2004 of $36.45. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of common stock.

(3)	Detail of the amounts reported in the All Other Compensation column for 2004 is provided in the table below.

Item	Mr. Bernauer	Mr. Rein	Mr. Karlin	Mr. Polark	Mr. Shiel	Mr. Oettinger
Term Life Insurance	$28,140	$6,142	$14,034	$8,053	$3,899	17,152
Above-Market Interest Earned on Deferred Compensation	20,738	3,471	27,624	13,049	9,763	23,650
Profit-Sharing Retirement Plan	12,711	12,711	12,711	12,711	12,711	12,711
Profit-Sharing Restoration Plan	191,280	78,110	69,898	64,232	60,109	53,659
Restricted Performance Share Plan Cash Award	530,404	253,929	171,174	133,642	123,468	114,254
Total	$783,272	$354,363	$295,441	$231,686	$209,949	$221,425

(4)	Mr. Polark retired as Chief Financial Officer of the Company on January 14, 2004.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted to the named executive officers during the Company’s last fiscal year under the Executive Stock Option Plan.

Individual Grants
Name	Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Sh)(2)	Expiration Date	Grant Date Present Value ($)(3)
David W. Bernauer	170,954	5.79%	$32.57	09/01/2013	2,099,725
Jeffrey A. Rein	81,056	2.74%	$32.57	09/01/2013	995,562
Jerome B. Karlin	47,605	1.61%	$32.57	09/01/2013	584,704
Roger L. Polark	37,304	1.26%	$32.57	09/01/2013	458,183
William A. Shiel	33,435	1.13%	$32.57	09/01/2013	410,662
Julian A. Oettinger	30,856	1.04%	$32.57	09/01/2013	378,986

(1)	Based on 2,953,230 options granted to all employees during the fiscal year.

(2)	Fair market value on the date of grant. Options are not exercisable until September 1, 2006.

(3)	Present value was determined under the Black-Scholes option pricing model based on the following weighted average assumptions: volatility of 28.59%, representing the annual variance in the monthly percentage change in the price of the Company’s common stock over a seven-year period prior to the date of grant; a risk-free interest rate of 4.07%, representing the treasury bill rate for the expected term of the option; an average expected term of 7 years; and an annual cash dividend yield of 0.38%. The Company’s use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The ultimate realizable value of an option will depend on the market value of the Company’s common stock on the date of exercise as compared to the exercise price of the option.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

The following table provides information regarding stock option exercises by the named executive officers during fiscal 2004, as well as the assumed value at August 31, 2004 of unexercised options held by such officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
David W. Bernauer	127,568	3,967,523	214,152	855,962	2,628,638	2,555,433
Jeffrey A. Rein	0	0	74,045	161,346	1,113,215	499,137
Jerome B. Karlin	41,464	1,235,498	131,128	121,207	1,787,408	323,036
Roger L. Polark	130,760	3,928,328	116,922	94,787	1,753,120	252,504
William A. Shiel	102,064	2,910,995	125,557	88,018	1,904,110	232,301
Julian A. Oettinger	121,192	3,666,244	103,102	79,088	1,539,629	210,304

(1)	Based on the fair market value of Company common stock as of August 31, 2004 of $36.45.

Employment Agreements

The Company has employment agreements (the “Agreements”) with the persons named in the Summary Compensation Table and other key employees of the Company that become effective only upon a Change of Control (as defined in the Agreements).

In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements) after a Change of Control, he or she will be entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment consisting of the employee’s base salary through the date of termination, a proportionate bonus based upon the employee’s annual bonus pursuant to the Management Incentive Plan for the last three fiscal years, the sum of the base salary plus bonus that the employee would be entitled to for the remainder of the employment period under the Agreement, unpaid deferred compensation and vacation pay, and the difference between the actuarial equivalent of the retirement benefit the employee would receive if the employee remained employed for the employment period and the actuarial equivalent of the employee’s actual retirement benefits. In addition, for the remainder of the employment period, the employee is entitled to continued employee welfare benefits. The resignation of any of these individuals during the thirty-day period following the first anniversary of the effective date of a Change of Control shall be deemed to be for Good Reason.

Equity Compensation Plans

The following table summarizes information about Walgreen Co. common stock that may be issued upon the exercise of options, warrants and rights under all of the Walgreen Co. equity compensation plans as of August 31, 2004. The following equity compensation plans were approved by shareholders: the Executive Stock Option Plan, the 1982 Employees Stock Purchase Plan, the Restricted Performance Share Plan and the Nonemployee Director Stock Plan. The following equity compensation plans were not approved by shareholders: the Walgreen Co. Stock Purchase/Option Plan (Share Walgreens), the grant made to all non-executive employees in conjunction with the opening of the Company’s 3,000th store (Option 3000), and the grant made to all non-executive employees in connection with the opening of the Company’s 4,000th store (Walgreen Co. Broad Based Employee Stock Option Plan).

Plan category	A. Number of securities to be issued upon exercise of outstanding options, warrants and rights	B. Weighted-average exercise price of outstanding options, warrants and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans Approved by security Holders	14,814,972	$27.30	55,771,366	(1)
Equity compensation plans Not approved by security Holders (2)	25,331,610	$27.29	52,383,990
Total	40,146,582	$27.29	108,155,356

(1)	The Walgreen Co. Nonemployee Director Stock Plan, approved by shareholders in January 2004, does not have a specific number of shares reserved for issuance, and therefore, shares granted pursuant to the plan are not included in the table above. The plan presently determines the number of shares issued to each nonemployee director pursuant to their annual share grant by dividing $80,000 (subject to possible adjustment up to $250,000) by the price of a share of common stock on November 1 of the relevant year. Furthermore, each nonemployee director receives one-half of his or her quarterly retainer for service on the Board of Directors in the form of either shares or so-called “deferred stock units.” If shares are elected, the number of shares is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the first trading day of the fiscal quarter. If deferred stock units are elected, the number of units is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the date of the scheduled payment of the amount deferred.

(2)	Share Walgreens is a stock purchase/stock option incentive compensation plan that allows eligible non-executive employees to buy stock (up to 10% of base annual salary) during specific window periods. For each share of common stock an employee purchases through the plan, the employee will receive one to three options to purchase additional stock at a fixed price. The determination of the number of options is a function of the degree to which the Company attains preestablished performance goals. The option price equals the lesser of: (a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable window period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such window period. However, in no event shall the option price be more than 15% lower than the fair market value on the last trading day of the window period. There is a two-year holding period on purchased shares, and in most cases, options may be exercised after this two-year period. Unexercised options will expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted until September 30, 2012, for an aggregate of 42 million shares of common stock. As of August 31, 2004, there were outstanding options for an aggregate of 7,533,608 shares.

The Walgreen Co. Option 3000 Plan is an incentive compensation plan that permits the grant of nonqualified stock options to all non-executive employees who were employed by the Company on May 11, 2000. Each eligible employee received from 75 to 500 options based on the employee’s years of service on the date of the grant. The option price is $29.1875, the closing price of a share of common stock on May 11, 2000. The options vested and became exercisable on May 11, 2003, and unexercised options will expire on May 10, 2010, subject to earlier termination if the optionee’s employment ends. As of August 31, 2004, there were outstanding options for an aggregate of 7,608,527 shares.

The Walgreen Co. Broad Based Employee Stock Option Plan is an incentive compensation plan that permits the grant of nonqualified stock options to eligible non-executive employees in order to celebrate the achievement of store opening milestones (the first of which was the opening of the Company’s 4,000th store) and the efforts of the Company’s employees in the achievement of such milestones and to encourage the Company’s employees to devote their continued best efforts to the business and affairs of the Company. This plan was adopted on July 10, 2002 and subsequently amended as of April 1, 2003. For options granted to employees in connection with store opening milestones, the Compensation Committee shall determine the number of options to be granted and eligibility for participation from among non-executive employees who are employed by the Company as of the designated date of the event giving rise to such grant. The Compensation Committee may also grant options from time to time to individual non-executive employees under this plan. The option price for each grant shall be equal to the closing price of a share of common stock on the designated grant date. Except as may be otherwise determined by the Compensation Committee, each option shall vest three years after the date of the grant, and unexercised options will expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted for an aggregate of 15.5 million shares of Company common stock. As of August 31, 2004, there were outstanding options for an aggregate of 10,183,800 shares.

The Compensation Committee Report on Executive Compensation, the Audit Committee Report and the performance graph that follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Reports and graph by specific reference.

Compensation Committee Report on Executive Compensation

This report describes the Company’s executive compensation program and the basis on which fiscal year 2004 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement. The Committee establishes all components of executive pay and recommends or reports its decisions to the Board of Directors.

To ensure the program is administered in an objective manner, the Committee is comprised entirely of independent directors. Further, Committee members have no “interlocking” relationships as defined by the Securities and Exchange Commission.

The duties of the Committee include determining the base salary levels for all executive officers, as well as the design of awards in connection with all other elements of the executive pay program. The Committee further evaluates executive performance and addresses other matters related to executive compensation.

Compensation Policy and Overall Objectives

In developing recommendations and making determinations regarding the amount and composition of executive compensation, the Committee’s goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance and link the interests of the Company’s executives to the interests of the Company’s shareholders. In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation.

The Committee members believe that each element of the compensation program should target compensation levels at rates that take into account current market practices. Offering market-comparable pay opportunities allows the Company to maintain a stable, successful management team.

Competitive market data is provided by an outside compensation consultant. The data provided compares the Company’s compensation practices to those of a group of comparator companies. The Company’s market for compensation comparison purposes is comprised of a group of companies that have business operations in the retail drug industry, as well as companies having operations within broader retail industries. In addition, the Committee considers companies that have similar sales volumes, market capitalizations and employment levels.

In establishing a comparator group for compensation purposes, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Committee exercises its discretion and makes its judgment after considering the factors described above.

The companies chosen for the comparator group used for compensation purposes are not the same companies that comprise the Value Line Pharmacy Services Index in the Performance Graph included in this proxy statement. The Committee believes that the Company’s most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns.

The key elements of the Company’s executive compensation are base salary, annual bonuses, and long-term incentives. Each of these is addressed separately below. In determining compensation, the Committee considers all elements of an executive’s total compensation package, including severance plans, insurance, and other benefits.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer that would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for this purpose.

Base Salaries

The Committee regularly reviews each executive’s base salary. The base salary ranges of the Company’s executives are targeted at approximately the 50th percentile of the base pay ranges of similarly positioned executives in the group of comparator companies selected for compensation comparison purposes.

Base salaries for executives are initially determined by evaluating executives’ levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Increases to base salaries are driven primarily by performance, evaluated based on sustained levels of contribution to the Company.

The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors and makes base pay recommendations that reflect the Committee’s analysis of the aggregate impact of these factors. Overall, executive salaries were increased at rates comparable to the increases provided at other similarly situated companies and are near or at market levels.

As reflected in the Summary Compensation Table, Mr. Bernauer’s salary increased in 2004 by $178,677 (20.0%). In determining Mr. Bernauer’s base salary for 2004, the Committee considered the Company’s financial performance for the prior year and over an extended period of time, Mr. Bernauer’s individual performance, his responsibilities as Chairman and Chief Executive Officer, and his long-term contributions to the success of the Company.

Annual Bonuses

The Walgreen Management Incentive Plan (the “Annual Plan”) promotes the Company’s pay-for-performance philosophy by providing executives and other employees with direct financial incentives in the form of annual cash bonuses to achieve performance goals tied to return on invested capital.

Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Annual Plan emphasizes team performance by establishing a bonus pool covering all plan participants and by maintaining terms that are consistent for all participants.

Each year, the Committee establishes specific goals, the achievement of which will determine the funding of the bonus pool. In turn, the size of the bonus pool will determine the amount of the relative awards to participants. Accordingly, executives’ opportunities to earn bonuses correspond to the degree to which the preestablished goals are achieved.

Target bonus awards for the named executive officers are established at levels which are consistent with marketplace practices for executive positions. Actual payouts can rise above or fall below the targeted levels, depending upon performance relative to the preestablished performance objectives. In 2004, Mr. Bernauer’s bonus represented 59.7% of his salary. This resulted in a bonus award under the Annual Plan of $640,484.

Long-Term Incentives

Long-term incentives are provided pursuant to the Restricted Performance Share Plan and the Executive Stock Option Plan.

In keeping with the Company’s commitment to provide a total compensation package that includes at-risk components of pay, the Committee makes annual decisions regarding appropriate long-term incentive grants for each executive. When determining these awards, the Committee considers the Company’s financial performance in the prior year, executives’ levels of responsibility, prior experience, historical award data, and compensation practices at comparator companies. In determining award sizes, the Committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis.

Restricted Performance Share Plan: The Plan provides for contingent grants of restricted common stock and restricted cash at the beginning of one-year performance periods. The participants, the amounts of the grants to each, the performance requirements for each period, and the restrictions are determined by the Compensation Committee.

The performance requirements are annual FIFO earnings goals, subject to a minimum return on invested capital. The degree to which the goals are met determines the amount of the contingent grant that is earned, if any. The restricted common stock and restricted cash awards earned for the performance period ending August 31 of each fiscal year are restricted for a period of four years, with the restrictions lapsing at the rate of 25% per year.

Based on the achievement of results that exceeded the threshold annual FIFO earnings goals and met the Company’s return on invested capital standard, Mr. Bernauer was granted 16,285 restricted performance shares and $530,404 restricted cash for fiscal 2004. Grant levels are established in furtherance of the overall objectives detailed above and by comparison to similar grants to chief executive officers at comparator companies.

Executive Stock Option Plan: Stock options are granted periodically to the Company’s executives at the discretion of the Committee to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under the Restricted Performance Share Plan, in order to maintain competitive levels of long-term incentive pay under the Company’s long-term compensation programs.

Stock options are granted at an option price not less than the fair market value of the Company’s common stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. Further, stock options reflected in the Summary Compensation Table are subject to a 36-month vesting period. This approach focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

On September 1, 2003, Mr. Bernauer received an option to purchase 170,954 shares at the fair market value of shares on the date of grant. This grant was established by comparison to 50th percentile long-term incentive grants at comparator companies. The Committee believes that this equity interest provides a strong link to the interests of shareholders.

Cordell Reed, Chairman
James J. Howard
John B. Schwemm

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and discussed with Deloitte & Touche LLP its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2004.

John B. Schwemm, Chairman
William C. Foote
David Y. Schwartz
Marilou M. von Ferstel

Comparison of Five-Year Cumulative Total Return

The following graph compares the five-year cumulative total return of the Company’s common stock with the S&P 500 Stock Index and the Value Line Pharmacy Services Index. The graph assumes a $100 investment made August 31, 1999, and the reinvestment of all dividends.

	Dollar Value of Investment at August 31
	1999	2000	2001	2002	2003	2004
Walgreen Co.	$100	$142.45	$149.35	$151.69	$142.91	$160.75
S&P 500 Index	$100	$116.32	$87.95	$72.12	$80.83	$90.09
Value Line Pharmacy Services Index	$100	$110.46	$123.63	$113.53	$122.27	$136.19

Independent Registered Public Accounting Firm Fees and Services

Fees Paid to the Independent Registered Public Accounting Firm

All fees billed by Deloitte & Touche, LLP (“Deloitte”) for services rendered during fiscal years 2004 and 2003 are summarized in the table below:

	Fiscal Year 2004	Fiscal Year 2003
Audit Fees (1)	$596,625	$541,460
Audit-Related Fees (2)	$84,925	$41,835
Tax Fees (3)	$142,311	$524,275
All Other Fees	N/A	N/A
Total Fees	$823,861	$1,107,570

(1)	Audit fees consist of fees billed for professional services performed by Deloitte for the audit of the Company’s annual financial statements included in Form 10-K, the review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit plan audits and consultations with respect to financial reporting/accounting standards. Fees approved pursuant to the de minimis limitation allowed by relevant law accounted for 0.0% of audit-related fees in 2004 and 0.0% in 2003.

(3)	Tax fees consist of fees billed for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its subsidiaries, refund claims, tax appeals, and tax work stemming from “Audit-Related” items. Fees approved pursuant to the de minimis limitation allowed by relevant law accounted for 2.8% of tax-related fees in 2004 and 0.0% in 2003.

Pre-Approval of Services Provided By the Independent Registered Public Accounting Firm

The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm, and has established a policy concerning the preapproval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are (i) statutory audits of Company subsidiaries, (ii) services associated with SEC registration statements, other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters or consents), (iii) consultations related to adoption of new accounting or auditing pronouncements, disclosure requirements or other accounting related regulations and (iv) audits of employee benefit plans. If the project is in a permitted category, it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Engagements with fees less than $100,000 require the approval of one member of the Audit Committee. Engagements with total fees greater than $100,000 require the approval of the full Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing all service fees, along with a reasonably detailed description of the nature of the engagement.

All audit, audit-related, and tax services performed by Deloitte in fiscal year 2004 were pre-approved by the Audit Committee in accordance with the regulations of the Securities and Exchange Commission. The Audit Committee considered and determined that the provision of nonaudit services by Deloitte during fiscal year 2004 was compatible with maintaining auditor independence.

Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm

In accordance with the Audit Committee’s charter, the Audit Committee has appointed Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2005. Deloitte has been the Company’s independent registered public accounting firm since May 2002, and is considered by management to be well qualified.

Shareholder ratification of the Audit Committee’s selection of Deloitte as our independent registered public accounting firm is not required by the Company’s By-Laws or otherwise; however, the Board of Directors is submitting the selection of Deloitte to the shareholders for ratification. In the event the shareholders do not ratify the appointment of Deloitte & Touche

LLP, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders. In addition, even if the shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

Shareholder Proposal Regarding Separation of Position of
Chairman of the Board and Chief Executive Officer

Central Laborers’ Pension, Welfare & Annuity Funds, P.O. Box 1267, Jacksonville, Illinois 62651, the beneficial holder of 6,500 shares of the Company’s common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Walgreen Company (“Company”) urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent Director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

Shareholder’s Supporting Statement:

The Board of Directors is elected by shareholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted that “the paramount duty of the board of directors is to select a Chief Executive Officer and to oversee the CEO and other senior management . . .” The Business Roundtable, Principles of Corporate Governance, May 2002.

We believe that to be effective a board of directors must be led by a Chairman who is independent of management, for, in our opinion, having the same individual serve in both positions necessarily impairs the Chairman’s ability to hold the CEO accountable.

The Conference Board recently issued a report on corporate governance. The Commission’s members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX Corporation; John Bogle, the Founder and former Chairman of Vanguard Group; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker. Its report stated:

The Commission is profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance. . . .

The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served. The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan. 9, 2003.

The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors. The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating the offices of the Chairman and Chief Executive Officer. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the Sarbanes-Oxley Act, the proposed New York Stock Exchange listing requirements, and the proposed Nasdaq requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms.

Our Company’s Chairman is also its CEO. We urge your support for this proposal to have an independent director serve as Chairman.

The Company’s Response:

There is no evidence that having one person serve as both Chairman of the Board and Chief Executive Officer has had a detrimental effect on Board or Company performance. In fact, your Company has just completed its 30th year of record results. Furthermore, in its supporting statement, the proponent quotes the Conference Board as being troubled by “corporate scandals of the recent past.” The Company has not been a party to any such corporate scandals. In the Company’s case, the separation of the Chairman and Chief Executive Officer positions is not needed in order to create an effective governance structure.

The Board believes that the Company is currently well served by having one person serve as Chairman of the Board and Chief Executive Officer. Corporate governance experts, including the specific sources cited by the proponent in its Supporting Statement, recognize that a wide variety of board structures have proved effective in achieving good corporate governance, including structures in which one person serves as both Chief Executive Officer and Chairman of the Board. The Conference Board report cited by the proponent states that “board structures vary greatly among American corporations” and concludes that “no single board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success.” A 2003 study* indicated that there is no empirical evidence demonstrating the benefit of separating the positions of Chief Executive Officer and Chairman of the Board. A 1997 study by James A. Brickley, Jeffrey L. Coles and Gregg Jerrell found that a combined CEO and Chairman is not associated with inferior performance, either in terms of accounting or market returns, and that changes in leadership structures have no systematic effect on stock prices. The Business Roundtable study cited by the proponent goes further than the Conference Board, acknowledging that “Most American corporations are well served by a structure in which the CEO also serves as Chairman of the Board,” and “The CEO serves as a bridge between management and the board, ensuring that both act with a common purpose.”

The Chief Executive Officer provides critical leadership in achieving the Company’s strategic objectives, assuring that important business issues and shareholder interests are brought to the Board’s attention. Furthermore, a principal role of the Chairman is to propose the Board meeting agendas from among the many issues facing the Company on a day-to-day basis; the Chief Executive Officer is in the best position to develop this agenda in the most efficient and effective manner. Of course, as provided in the Company’s Corporate Governance Guidelines, any director may effect the inclusion of items on the meeting agenda and may raise at any Board meeting subjects that are not on the agenda for that meeting.

While we believe the Company’s shareholders benefit from a Chief Executive Officer and Chairman who can coordinate the efforts of management and the Board, we share the proponent’s view that every company needs a strong, diligent and independent Board of Directors. The Board believes that the Company’s current governance structure, with its emphasis on independence and accountability, makes it unnecessary to require that the offices of Chairman and Chief Executive Officer be separated. Seven of the ten directors of the Company are independent directors, and these directors provide substantial management oversight and input to management. These independent directors also meet in executive session in connection with each quarterly Board meeting. Only independent directors serve on the Board’s Audit Committee, Compensation Committee, and Nominating and Governance Committee.

Further, the Company’s Corporate Governance Guidelines specifically provide that if, in the future, the Board determines that a separation of the positions of Chairman and Chief Executive Officer is in the best interests of the Company and its shareholders, the Board has the flexibility under the Company’s By-Laws to effectuate it. At present, however, the Board believes that implementation of this shareholder proposal is not in the best interests of the shareholders. The Board is in the best position to determine this issue, and the Board believes it should not be constrained by a By-Law provision that eliminates its flexibility.

*  Olubunmi Faleye, “Does One Hat Fit All? The Case of Corporate Leadership Structure,” (2003) (unpublished working paper, Northeastern University) available at http://web.cba.neu.edu/~ofaleye/hats.pdf.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote is required for the approval of this proposal. With respect to this proposal, shareholders may direct that their votes be cast for or against the proposal, or may abstain. Abstentions and votes against the proposal will be counted for purposes of determining whether a quorum exists. Abstentions will have the effect of votes against the proposal. Broker non-votes are not considered votes cast and will not affect the outcome of the vote.

Householding

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name receive only one copy of the Company’s Annual Report and proxy statement, unless one or more of these shareholders notifies the Company that they would like to continue to receive individual copies. This reduces printing costs and postage fees. If because of multiple accounts you are still receiving multiple copies of the Company’s Annual Report or proxy statement at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the 2004 Annual Report or proxy statement or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Computershare Investor Services LLC at 1-888-368-7346, or inform them in writing at 2 North LaSalle Street, Chicago, Illinois 60602. If your shares are held through a brokerage account, please contact your broker directly.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

Shareholder Proposals for 2006 Annual Meeting

Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the proxy statement for the 2006 Annual Meeting they must be received by the Company no later than July 25, 2005. Such proposals should be directed to Walgreen Co., Attention: Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

In addition, the Company’s By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an Annual Meeting. In general, the corporate Secretary must receive notice on or after September 14, 2005 and not later than October 14, 2005. The notice should contain a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; the name and address, as they appear in the Company’s books, of the shareholder proposing such business; the class and number of shares of the Company that are beneficially owned by the shareholder; and any material interest of the shareholder in such business. If the Company receives notice of a shareholder proposal outside of this time frame, the individuals named in the proxies solicited by the Company’s Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal.

By order of the Board of Directors.

JULIAN A. OETTINGER
Secretary

The Company will furnish, on written request and without charge, a copy of the Company’s 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreen Co., Attention: Mr. John W. Gleeson, Treasurer, 200 Wilmot Road, Deerfield, Illinois 60015.

APPENDIX A

Walgreen Co. Director Independence Standards

A director is independent if he or she is not a current employee of the Company, he or she (or his or her family member) is not a current partner of the Company’s outside independent auditor, and within three years preceding the determination:

•	The director has not been an employee of the Company;

•	No family member of the director was an executive officer of the Company;

•	Neither the director nor any family member of the director received from the Company more than (i) $100,000 per year in direct compensation from the Company, other than compensation for board or committee service, compensation paid to a family member who is a non-executive employee of the Company, or pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (ii) $60,000 per year in payments, other than compensation for board or committee service, compensation paid to a family member who is a non-executive employee of the Company, payments arising solely from investments in the Company’s securities, benefits under a tax-qualified retirement plan or non-discretionary compensation, or loans permitted under Section 13(k) of the Securities Exchange Act of 1934, as amended;

•	Neither the director nor any family member of the director was affiliated with or employed by a present or former external auditor of the Company, and no family member of the director (i) has been affiliated with or employed in a professional capacity by the Company’s internal audit department, or (ii) worked on the Company’s audit as a partner or employee of a present or former external auditor; and

•	Neither the director nor any family member of the director was employed as an executive officer of another company where any of the Company’s executive officers served on the compensation committee.

Additionally, a director is independent if he or she is not a partner, controlling shareholder, executive officer or employee (and no family member of the director is a partner, controlling shareholder or executive officer) of another company that made payments to, or received payments from, the Company for property or services, during the preceding three years, in an amount which, in any single fiscal year, exceeded (i) the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues, or (ii) the greater of $200,000 or five percent (5%) of the recipient’s consolidated gross revenues. For the purposes of subsection (i) above, charitable organizations are not counted as a “company.” For purposes of subsection (ii) above, payments arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs may be excluded.

In addition to the foregoing, a director will be considered independent for purposes of serving on the Company’s Audit Committee only if:

•	The director has not accepted, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than in the director’s capacity as a director or committee member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; and

•	The director is not an “affiliated person” of the Company. An “affiliated person” is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

For purposes of the foregoing categorical standards, “family member” includes a director’s spouse, parents, children and siblings, whether by blood, marriage or adoption (including the director’s mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law) and anyone who shares such director’s home. “Company” includes any subsidiary of the Company.

A-1

200 WILMOT ROAD DEERFIELD, ILLINOIS 60015

INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL
Walgreen Co. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on January 11, 2005.

VOTE BY PHONE - 1-800-690-6903

• Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

• Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
• Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreen Co., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
WALGR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALGREENS
If you wish to vote in accordance with the Board of Directors recommendations, just sign below. You need not check any boxes.
*To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Election of Directors The Board of Directors recommends a vote FOR the listed					For All	Withhold All	For All Except*
nominees.
					☐	☐	☐
1.	01 - David W. Bernauer	02 - William C. Foote
	03 - James J. Howard	04 - Alan G. McNally
	05 - Cordell Reed	06 - Jeffrey A. Rein
	07 - David Y. Schwartz	08 - John B. Schwemm
	09 - Marilou M. von Ferstel	10 - Charles R. Walgreen III

The Board of Directors recommends a vote FOR Proposal 2		For	Against	Abstain

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

The signatory hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please sign exactly as your name appears above. Joint owners should each sign. Where applicable, indicate your official position or representation capacity.

If you vote by telephone or via the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.

2.	Ratification of the appointment of Deloitte & Touche as independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.		For	Against	Abstain

3.	Shareholder proposal to amend the by-laws to separate the positions of Chairman of the Board and Chief Executive Officer.	☐	☐	☐

	For change of address, please check this box and write the new address on the back where indicated			☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

This is your admission ticket to the Walgreen Co. Annual Meeting of Shareholders to be held January 12, 2005, at 2:00 p.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. Please present this original ticket for admission. We will also require one form of photo identification.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher for $5 parking at our registration desk.

Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints DAVID W. BERNAUER, JOHN B. SCHWEMM and CHARLES R. WALGREEN III, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 12, 2005, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted as directed. If no direction is specified this proxy will be voted FOR the election of directors and FOR proposal 2 and AGAINST proposal 3.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

Change of Address: ___________________________________

___________________________________________________

___________________________________________________

(If you noted any change of address above, please mark corresponding box on the reverse side.)